Exhibit 99.1

The St. Joe Company Reports First Quarter 2023 Results and Declares a Quarterly Dividend Of $0.10

Highlights for the first quarter of 2023 compared to the first quarter of 2022:

  Quarterly revenue increased by 12% to $73.0 million from $64.9 million.
  Hospitality revenue increased by 50%.
  Leasing revenue increased by 34%.
  Real estate revenue decreased by 5%.
  Homesite closings volume increased 81% to 327 homesites from 181 homesites.
  Latitude Margaritaville Watersound unconsolidated joint venture completed 149 home sales compared to 18 home sales.
  Net income attributable to the Company decreased to $10.4 million compared to $13.4 million with pre-opening expenses of $2.4 million in the first quarter of 2023 for new hotels, and other cost increases partially offset by increased income from unconsolidated joint ventures.

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--April 26, 2023--The St. Joe Company (NYSE: JOE) (the “Company,” “We,” or “Our”) today reports first quarter 2023 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We grew revenue by 12%. Our hospitality revenue grew by 50% in the first quarter to $24.5 million while preparing to open four new hotels, totaling 561 new rooms, and new club amenities. Our leasing revenue grew by 34% to $11.8 million. We are completing construction on an additional 283 multi-family units, 148 senior living units and over 130,000 square feet of commercial space. We have over $300 million of investments in development property, on a fraction of our land holdings, for hospitality and commercial segments coming online.”

Mr. Gonzalez continued, “We sold 327 homesites in the first quarter of 2023 compared to 181 homesites in the first quarter of 2022, an increase of 81%. Homebuilders have performed on their contractual obligations with us. We have development of 488 homesites completed or nearing completion in our higher price and higher margin communities of Watersound Origins, Watersound Origins West and Watersound Camp Creek. The Latitude Margaritaville Watersound unconsolidated joint venture continues to expand with 151 new contracts and 149 completed home sales in the quarter. The 679 homes under contract at quarter end are expected to result in a sales value of $337.8 million to the joint venture.”

Mr. Gonzalez concluded, “We will continue to focus on long term value creation by executing on what we know to be true. We own nearly 170,000 acres in Florida. Our region is being discovered by more and more people from a wider range of geographies. We have ‘as of right’ entitlements to develop over 170,000 residential units and tens of millions of square feet of commercial space. We have proven that we can grow recurring profits by efficiently developing, leasing, and operating real estate assets rather than just selling land.”

Consolidated first Quarter 2023 Results

Revenue for the first quarter of 2023 increased by 12% to $73.0 million, compared to $64.9 million for the first quarter of 2022. Hospitality revenue increased by 50% to $24.5 million and leasing revenue increased by 34% to $11.8 million, while real estate revenue decreased by 5% to $35.0 million. Operating revenue from hospitality and leasing accounted for 50% of the Company’s revenue for the three months ended March 31, 2023, as compared to 39% for the same period in 2022. Net income attributable to the Company for the first quarter of 2023 decreased to $10.4 million, or $0.18 per share, compared to net income of $13.4 million, or $0.23 per share, for the same period in 2022, partially due to increased pre-opening costs of $2.4 million incurred in the first quarter of 2023 for the new hotel properties planned to open within the first half of 2023.

Over the past few years, the Company entered into eight joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended March 31, 2023, these unconsolidated joint ventures had $81.8 million of revenue, as compared to $13.4 million for the same period in 2022. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $3.7 million in equity in income from unconsolidated joint ventures, primarily from Latitude Margaritaville Watersound, for the three months ended March 31, 2023, as compared to a loss of ($0.5) million for the three months ended March 31, 2022. Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which is beginning to generate substantial financial returns for the Company.

On April 26, 2023, the Board of Directors declared a cash dividend of $0.10 per share on the Company’s common stock, payable on June 15, 2023, to shareholders of record as of the close of business on May 17, 2023.

Real Estate

Real estate revenue decreased by 5% to $35.0 million in the first quarter of 2023, as compared to $36.8 million in the first quarter of 2022. The Company sold 327 homesites (including 100 entitled but undeveloped homesites in the Company’s SouthWood community, located in Tallahassee, Florida) at an average price of approximately $62,000, in the first quarter of 2023, as compared to 181 homesites at an average price of approximately $150,000, in the first quarter of 2022. Excluding the sale of the 100 entitled but undeveloped homesites in the Company’s SouthWood community, the average sales price per homesite in the first quarter of 2023 is approximately $80,000. The difference in the average sales price, number of homesite closings and gross margin was due to the mix of sales in different communities.

During the three months ended March 31, 2023, the Company had nine commercial and rural real estate sales of approximately 54 acres for $5.7 million as compared to six such transactions totaling approximately 13 acres for $3.3 million for the three months ended March 31, 2022.

As of March 31, 2023, the Company had 1,915 residential homesites under contract, which are expected to result in revenue of approximately $86,000 per base homesite, plus residuals, for a total of $165.0 million over the next several years, as compared to 2,294 residential homesites under contract at approximately $77,000 per base homesite, plus residuals, for a total of $175.6 million as of March 31, 2022. The change in homesites under contract is due to increased homesite transactions in the first quarter of 2023.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 151 net sale contracts executed in the first quarter of 2023. Since the start of sales in 2021, there have been 1,191 home contracts. For the first quarter of 2023, there were 149 completed home sales bringing the community to 512 occupied homes. The 679 homes under contract as of March 31, 2023, are expected to result in sales value of approximately $337.8 million at completion. The 679 homes under contract had an average sales price of approximately $497,000 as of March 31, 2023, as compared to the 527 homes under contract with an average sales price of approximately $463,000 as of March 31, 2022.

Hospitality

Hospitality revenue increased by 50% to $24.5 million in the first quarter of 2023, as compared to $16.3 million in the first quarter of 2022. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased operational hotel rooms. As of March 31, 2023, the Company had 2,653 club members as compared to 2,271 club members as of March 31, 2022. As of March 31, 2023, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) seven hotels with 616 operational hotel rooms, as compared to 469 hotel rooms as of March 31, 2022. In addition, there are five new hotels under construction planned for 682 hotel rooms, of which 561 rooms are expected to become operational in the next three months.

The Lodge 30A hotel opened to guests in February 2023. Embassy Suites by Hilton Panama City Beach Resort located in the Pier Park area of Panama City Beach, Home2 Suites by Hilton hotel in Santa Rosa Beach, Hotel Indigo in Panama City’s waterfront district, and the Camp Creek Inn are expected to open in the next three months. Residence Inn by Marriott in the Pier Park area of Panama City Beach is also under construction. When complete, operational hotel rooms are expected to increase to 1,298 from today’s 616.

Point South Marina Bay Point, with 127 wet slips, opened for business in the third quarter of 2022. Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, opened for business in the fourth quarter of 2022. The Company is planning to build and/or operate additional marinas with potential for a total of 750 wet and dry slips.

Leasing

Leasing revenue from commercial, retail, multi-family, senior living, self-storage, marinas and other properties increased by approximately 34% to $11.8 million in the first quarter of 2023, compared to the same period in 2022. As of March 31, 2023, the Company, through consolidated and unconsolidated joint ventures, had 952 completed multi-family and senior living units with an additional 431 units under construction.

Rentable space as of March 31, 2023, consisted of approximately 1,034,000 square feet, of which approximately 1,005,000, or 97%, was leased, compared to approximately 981,000 square feet as of March 31, 2022, of which approximately 883,000, or 90%, was leased. The Company has an additional 131,000 square feet of rentable space under construction. The Company is focused on commercial leasing space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers have the potential for over 1.2 million square feet of leasable space. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended March 31, 2023, increased by $0.1 million to $5.7 million, as compared to $5.6 million for the same period in 2022. Corporate and operating expenses were approximately 8% of revenue for the three months ended March 31, 2023, as compared to 9% for the three months ended March 31, 2022.

Investments, Liquidity and Debt

In the first quarter of 2023, the Company funded $69.6 million in capital expenditures. In addition, the Company paid $5.8 million in cash dividends. As of March 31, 2023, the Company had $80.0 million in cash, cash equivalents and other liquid investments as compared to $78.3 million as of December 31, 2022, an increase of $1.7 million. As of March 31, 2023, the Company had $507.7 million invested in development property, which, when complete, will be added to operating property or sold. As of March 31, 2023, the weighted average effective interest rate of outstanding debt was 5.0% with the average remaining life of 17.8 years. 70% of the Company’s outstanding debt had a fixed or swapped interest rate. The remaining 30% of debt has interest rates that vary with LIBOR or SOFR. Company debt as of March 31, 2023, is approximately 29% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2023 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-Q and Form 10-K before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules on the following pages in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of Cash Generated for Distribution or Investment (CGFDI), a non-GAAP financial measure, for the first quarter 2023 and 2022, respectively.

FINANCIAL DATA Consolidated Results (Unaudited) ($ in millions except share and per share amounts)

	Quarter Ended March 31,
	2023	2022
Revenue
Real estate revenue	$35.0	$36.8
Hospitality revenue	24.5	16.3
Leasing revenue	11.8	8.8
Timber revenue	1.7	3.0
Total revenue	73.0	64.9
Expenses
Cost of real estate revenue	20.2	15.3
Cost of hospitality revenue	22.9	14.9
Cost of leasing revenue	5.4	3.7
Cost of timber revenue	0.2	0.2
Corporate and other operating expenses	5.7	5.6
Depreciation, depletion and amortization	7.3	5.0
Total expenses	61.7	44.7
Operating income	11.3	20.2
Investment income, net	2.9	2.3
Interest expense	(6.2)	(4.1)
Equity in income (loss) from unconsolidated joint ventures	3.7	(0.5)
Other income, net	1.2	0.1
Income before income taxes	12.9	18.0
Income tax expense	(3.4)	(4.5)
Net income	9.5	13.5
Net loss (income) attributable to non-controlling interest	0.9	(0.1)
Net income attributable to the Company	$10.4	$13.4
Basic net income per share attributable to the Company	$0.18	$0.23
Basic weighted average shares outstanding	58,309,093	58,882,549

Summary Balance Sheet (Unaudited) ($ in millions)

	March 31, 2023	December 31, 2022
Assets
Investment in real estate, net	$1,026.3	$996.3
Investment in unconsolidated joint ventures	55.4	50.0
Cash and cash equivalents	57.2	37.7
Investments – debt securities	22.8	40.6
Other assets	57.7	61.7
Property and equipment, net	42.4	39.6
Investments held by special purpose entities	204.5	204.9
Total assets	$1,466.3	$1,430.8

Liabilities and Equity
Debt, net	$420.7	$385.9
Other liabilities	96.1	94.3
Deferred revenue	40.9	38.9
Deferred tax liabilities, net	78.3	82.7
Senior Notes held by special purpose entity	177.9	177.9
Total liabilities	813.9	779.7
Total equity	652.4	651.1
Total liabilities and equity	$1,466.3	$1,430.8

Corporate and Other Operating Expenses (Unaudited) ($ in millions)

	Quarter Ended March 31,
	2023	2022
Employee costs	$2.7	$2.4
Property taxes and insurance	1.4	1.3
Professional fees	1.0	1.1
Marketing and owner association costs	0.2	0.2
Occupancy, repairs and maintenance	0.1	0.2
Other miscellaneous	0.3	0.4
Total corporate and other operating expenses	$5.7	$5.6

Reconciliation of Non-GAAP Financial Measures (Unaudited) ($ in millions except per share amount)

“Cash Generated for Distribution or Investment” (CGFDI) is a non-GAAP measure, which management believes assists investors by providing insight into the cash generated by the Company that management has available for distribution to shareholders or for reinvestment into the business. This measure is calculated by adding “Net Cash Provided by Operating Activities”, “Expenditures for and Acquisition of Real Estate to Be Sold”, and “Capital Distributions from Unconsolidated Joint Ventures” and subtracting “Capital Distributions to Non-Controlling Interest”, “Principal Payments for Debt and Finance Leases”, and “Maintenance Capital Expenditures”. Maintenance Capital Expenditures are intended to show capital expenditures made to maintain the value and/or revenue generating capacity of existing operating assets. CGFDI should not be considered an alternative to “Net Cash Provided by Operating Activities” determined in accordance with GAAP as an indicator of the Company’s cash flows and liquidity position.

	Quarter Ended
	March 31,
	2023	2022
Net Cash Provided by Operating Activities	$19.2	$19.8
Plus: Expenditures for and Acquisition of Real Estate to Be Sold	25.6	25.9
Plus: Capital Distributions from Unconsolidated Joint Ventures	0.1	0.2
Less: Capital Distributions to Non-Controlling Interest	(2.1)	(0.7)
Less: Principal Payments for Debt and Finance Leases*	(1.1)	(0.5)
Less: Maintenance Capital Expenditures	(1.4)	(1.3)
CGFDI	$40.3	$43.4
Basic Weighted Average Shares Outstanding	58,309,093	58,882,549
CGFDI Per Basic Share	$0.69	$0.74

*Principal Payments for Debt does not include $44.0 million refinanced by the Origins Crossings apartments joint venture which occurred in March 2023 and a prepayment of $0.8 million for Watersound Town Center Grocery loan.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms in 2023; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2023 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; financial institution disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2023, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com